Exhibit 10.11

DESTINATION XL GROUP, INC.

SEVENTH AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Section 1. Establishment and Purpose.

Destination XL Group, Inc. (the “Company”) hereby amends and restates the Destination XL Group, Inc. Sixth Amended and Restated Non-Employee Director Compensation Plan (as amended from time to time, the “Plan”), for the purpose of supporting the Company’s ongoing efforts to attract and retain exceptional directors to provide strategic guidance to the Company. The Plan provides a convenient method by which Non-Employee Directors may acquire shares of Common Stock of the Company (“Shares”) at fair market value by voluntarily electing to receive Shares in lieu of fees otherwise payable to them in Cash for service as a non-employee member of the Board of Directors of the Company (the “Board”). The Plan also provides for share ownership guidelines for Non-Employee Directors. The Board requires that each Participant who has not met the ownership guidelines as set forth in the Plan receive a specified percentage of the Participant’s Retainer hereunder in Shares and/or Deferred Stock (referred to as “Required Equity” or “Required Shares”). In addition, each Participant, at his/her discretion, will be able to elect to receive Shares and/or Deferred Stock in lieu of Cash for any remaining portion of the Compensation (“Discretionary Equity” or “Discretionary Shares”).

Any Shares acquired by a Participant pursuant to this Plan as part of Required Equity and any Deferred Stock shall come from the Incentive Compensation Plan. Any Shares acquired by a Participant pursuant to this Plan as part of Discretionary Equity (other than as part of a grant of Deferred Stock) shall come out of the pool of Shares reserved for issuance under Section 4 of this Plan, subject to adjustment as the Board may from time to time determine, and not from the Incentive Compensation Plan. The Plan shall be effective as of December 11, 2023. Elections for fiscal 2024 and thereafter must be submitted to the Company in accordance with Section 3(d) no later than December 31 of the year preceding the fiscal year for which the election is to be effective.

Section 2. Definitions.

When used herein, the following capitalized terms shall have the meanings assigned to them, unless the context clearly indicates otherwise. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Incentive Compensation Plan.

(a)
“Board Chair/Lead Director” means an independent director whose responsibilities, if the Board Chair, shall be as set forth for the Chairman of the Board in the Company’s By-laws, and, if the Lead Director, shall include the following and any other responsibilities determined by the Board: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman and the independent directors; (iii) reviewing and approving materials to be sent to the Board; (iv) approving the meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent directors; and

(vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

(b)
“Cash” means U.S. dollars.

(c)
“Common Stock” means the common stock of the Company, par value $.01 per share.

(d)
“Compensation” means the Retainer and other fees paid to Non-Employee Directors pursuant to this Plan. Compensation is payable in the form of Cash, Shares and/or Deferred Stock pursuant to the terms and conditions set forth in this Plan.

(e)
“Compensation Payment Choice” means the form of payment of Compensation that a Participant selects in accordance with the terms hereof.

(f)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(g)
“Grant Date” means, with respect to the award of Compensation, the first business day of the fiscal quarter to which the Compensation relates.

(h)
“Incentive Compensation Plan” means the Company’s 2016 Incentive Compensation Plan, as amended from time to time, or any shareholder-approved successor plan to the Company’s 2016 Incentive Compensation Plan.

(i)
“Irrevocable Election Agreement” means the written agreement, substantially in the form of Exhibit A, between the Company and a Participant, which, together with the Plan and the Incentive Compensation Plan, governs the Participant’s rights to payment of Compensation under the Plan.

(j)
“Minimum Ownership Threshold” means owning Ownership Shares (as defined in Section 3(e) of the Plan) equal in value to at least a minimum of three times the aggregate Retainer amount paid in a fiscal year pursuant to Section 3(a)(i).

(k)
“NASDAQ” means The Nasdaq Stock Market, LLC, or other securities exchange on which the Common Stock may be traded.

(l)
“Non-Employee Director” means a Director who satisfies the requirements set forth in Rule 16b-3(b)(3)(i) under the Exchange Act.

(m)
“Participant” means a Non-Employee Director of the Company.

(n)
“Separation from Service” means the earliest date on which a Participant has incurred a separation from service, within the meaning of Section 409A(a)(2) of the Code, with the Service Recipient.

(o)
“Service Recipient” means the Company and all persons with whom the Company would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom such person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, or other entities under company control).

(p)
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department with respect to the Code, as amended from time to time.

Section 3. Compensation; Irrevocable Election; Holding Requirement; Valuation.

(a)
Compensation. The Compensation paid to the Participants pursuant to this Plan as consideration for service as a Non-Employee Director shall be as follows:

i.
a retainer equal to $33,750 per fiscal quarter (“Retainer”);
ii.
to the Board Chair/Lead Director, a fee equal to $10,000 per fiscal quarter;
iii.
to the chairperson of the Company’s audit committee, a fee equal to $5,000 per fiscal quarter; and
iv.
to the chairperson of any of the Company’s other committees, a fee equal to $2,500 per fiscal quarter.

The Compensation shall be earned on a quarterly basis based on the Company’s fiscal year.

(b)
Payment or Grant. The Compensation shall be paid or granted, as applicable, on the second business day of the fiscal quarter that includes the Grant Date. If a Participant is initially elected or appointed to the Board after the Election deadline preceding the commencement of the fiscal year as discussed in Section 3(d) (the “Start Date”), such Participant shall receive in Cash, on or as soon as practicable following such Start Date, a prorated portion of the Retainer, Board Chair/Lead Director and chairperson fees, if applicable, otherwise payable to such Participant for such fiscal quarter, with such prorated portion determined by multiplying the Retainer, Board Chair/Lead Director and any applicable chairperson fees by a fraction, the numerator of which is the number of days remaining from the Start Date until the end of the applicable fiscal quarter and the denominator of which is the number of days in the applicable fiscal quarter. If a Participant notifies the Company that he or she will not stand for re-election at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) and will experience a Separation from Service as a result, but will serve as a Participant up until the date of the Annual Meeting, Participant will receive a pro-rated portion of his or her quarterly Retainer, Board Chair/Lead Director and chairperson fees, as applicable, for the fiscal quarter in which the Annual Meeting occurs, calculated from the first day of the fiscal quarter in which the Annual Meeting occurs until the date of the Annual Meeting, payable in Cash at the time required pursuant to this Plan and in accordance with Section 409A of the Code.

(c)
Source of Shares. As provided in Section 1, Compensation paid in the form of Shares as part of any Required Equity or in the form of Deferred Stock shall come from the Incentive Compensation Plan, but will only be made in the form of Shares or Deferred Stock if there is a sufficient number of shares of Common Stock available under the Incentive Compensation Plan. Compensation paid in the form of Shares as part of any Discretionary Equity shall come from the pool of Shares reserved for issuance under this Plan, but will only be made in the form of Shares if there is a sufficient number of shares of Common Stock available under this Plan. In the event that the Company does not have a sufficient number of Shares remaining under the Incentive Compensation Plan to satisfy elections to receive Shares that are part of any Required Equity or that are Deferred Stock, the payments will be made in Cash to the extent of such insufficiency. In the event that the Company does not have a sufficient number of Shares remaining under this Plan to satisfy discretionary elections to receive Shares, the payments will be made in Cash to the extent of such insufficiency. Notwithstanding any provision of the Plan to the contrary, in the event that an election to have Compensation paid in the form of Deferred Stock is replaced with Cash due to one of the foregoing limitations, such Cash payment will be made at the time the Deferred Stock would have been delivered had there been sufficient Shares available.

(d)
Election Procedures. Subject to the Required Equity provisions of the Plan, Participants have the right to elect payment of Compensation in any combination of Cash, Shares, or Deferred Stock. Elections by the Participants made under this Plan must be made in writing substantially in the form of Exhibit A attached hereto and submitted to the General Counsel of the Company (or such other person as the Committee shall designate) no later than December 31st of the calendar year preceding the commencement of the fiscal year for which the Compensation will be earned. All elections (including elections to receive Deferred Stock), once submitted, are irrevocable for that fiscal year. During the fiscal year, to the extent the Minimum Ownership Threshold is met by a Participant, any additional Shares payable or Deferred Stock granted to such Participant shall be deemed Discretionary Equity. In the event a timely election is not made or a person does not become a Participant until after the deadline for the election to be made, the Participant shall receive Cash and may not make an election in the form of Exhibit A until the following year.

(e)
Requirement to Hold Equity. Within five years of a Participant’s election or appointment to the Board, a Participant is expected to own and maintain Shares meeting the Minimum Ownership Threshold. Beginning with the Participant’s first election as set forth in Section 3(d), until such time as the Participant meets the Minimum Ownership Threshold, the Participant will be required to receive 60% of his or her Retainer paid pursuant to Section 3(a)(i) in the form of Shares, subject to the Share limitations set forth in Sections 3 and 4. So long as a Participant meets the Minimum Ownership Threshold, a Participant will be permitted to sell Shares in excess of the Minimum Ownership Threshold, but only if such sale is effectuated in compliance with the Company’s Securities Trading Policy then in effect. A Participant is required to hold the Shares constituting the Minimum Ownership Threshold until his/her Separation from Service, unless otherwise approved by the Board.

Solely for purposes of determining whether the Minimum Ownership Threshold has been achieved, the following shall be deemed to be Shares held by a Participant (referred to as “Ownership Shares”): (i) Shares owned directly (including through open market purchases or acquired pursuant to the Plan), (ii) Shares owned jointly with or separately by the Participant’s spouse, (iii) Deferred Stock that has been granted but not yet delivered; (iv) Shares held in trust for the benefit of the Participant or in trust for the benefit of the Participant’s spouse or children for which the Participant acts as trustee, and (v) Shares owned by a partnership, limited liability company or other entity to the extent of the Participant’s interest therein (or the interest therein of his or her immediate family members), but only if the Participant has or shares power to vote or dispose of the Shares. In determining compliance with the Minimum Ownership Threshold, the Committee may evaluate whether exceptions to the Minimum Ownership Threshold should be made for a particular Participant who would incur a hardship by complying with the Minimum Ownership Threshold, including, but not limited to, allowing Participants additional time to regain compliance and/or suspending ownership requirements in the event of significant declines in the price of Shares.

(f)
Valuation. For purposes of determining the number of Shares held by a Participant or to be granted to a Participant as of a Grant Date, each Share shall be assigned a value equal to the closing sale price of a Share as reported by NASDAQ, or other quotation system or securities exchange on which the Common Stock may be traded, on the last trading day of the immediately prior fiscal quarter. Any grant of Shares or Deferred Stock, pursuant to this Plan, shall be fully vested on the Grant Date. Grant of Shares and Deferred Stock under the Plan will be in the form of whole Shares only; the de minimis balance of any foregone fees not payable or grantable in whole Shares will not be paid or granted.

(g)
Deferral Election. If a Participant elects to be granted Deferred Stock, the Participant may irrevocably elect to have delivery of Shares in respect of such Deferred Stock occur within thirty (30) days following:

(i)
The three-year anniversary of the Grant Date or upon the Participant’s Separation from Service, if earlier, OR
(ii)
The Participant’s Separation from Service.

If a Participant fails to make a timely election as to the date of delivery, then delivery of such Deferred Stock will be made within the thirty (30)-day period immediately following the Participant’s Separation from Service.

While it is not anticipated that any Participant will be deemed to be a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code, in the event that a Participant is deemed to be a specified employee of the Company, then notwithstanding the foregoing, any payment that is nonqualified deferred compensation under Section 409A of the Code that is payable on account of the Participant’s Separation from Service shall be made on the first day following the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

Section 4. Number of Shares Under the Plan and the Maximum Number of Shares Available for Compensation Under the Plan.

(a)
Subject to adjustment as the Board may from time to time determine, the total number of Shares reserved and available under the Plan with respect to Discretionary Shares (other than Deferred Stock) shall be 1,500,000, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like.

(b)
Subject to adjustment as the Board may from time to time determine, the maximum number of Shares (the aggregate of both Required Equity and Discretionary Equity) that can be granted in any fiscal quarter under the Plan is 250,000 Shares, including shares of Deferred Stock.

(c)
If the aggregate number of Shares needed for the payment of Compensation to all electing Participants in a given quarter exceeds 250,000 Shares, the 250,000 Shares shall first be allocated ratably in proportion towards the satisfaction of any Required Equity with any remaining Shares allocated ratably in proportion to the respective Discretionary Equity amounts which would otherwise be payable or granted to them absent such limitation or insufficiency. Notwithstanding any provision of the Plan to the contrary, in the event that an election to have Compensation paid in the form of Deferred Stock is replaced with Cash settlement due to one of the foregoing limitations, such Cash payment will be made at the time the Deferred Stock would have been delivered had there been sufficient Shares available.

Section 5. Additional Compensation.

In the event of the creation of a special Board committee tasked with working on a significant corporate event (a “Special Committee”), the Board shall determine the amount, timing and form of payment of any additional Compensation which it determines should be paid to the Participants serving on the Special Committee.

Section 6. Change in Control.

If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control prior to, or concurrently with, a Participant’s Separation from Service, Shares underlying any Deferred Stock Award shall be delivered as soon as administratively practicable after, and in all events within 30 days after, the Change of Control.

Section 7. No Acceleration of Benefits.

In no event shall the acceleration of the time or schedule of any payment under the Plan that is subject to Section 409A of the Code be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder.

Section 8. Amendment and Termination.

This Plan may be amended or terminated in any respect at any time by the Board; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue and are vested before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Committee may require that the Compensation of all Participants be paid in Cash as soon as practicable after such termination, notwithstanding any elections by Participants with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Committee does not accelerate the timing of payments on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such payments would have been made based upon the most recent elections made by Participants, and the terms of the Plan, as in effect at the time the Plan is terminated.

Section 9. Unfunded Obligation and Assignment.

The obligations of the Company to pay any Compensation under the Plan shall be unfunded and unsecured, and any payments under the Plan shall be made from the general assets of the Company. Participants’ rights under the Plan are not assignable or transferable except to the extent that such assignment or transfer is permitted under the terms of the Incentive Compensation Plan (or would be permitted under the terms of the Incentive Compensation Plan if payment hereunder was being made under the Incentive Compensation Plan).

Section 10. Withholding.

The Participants and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Plan. The Company may deduct from any payments under the Plan the amount of any taxes required to be withheld from such payments by any federal, state or local government, and may deduct from any Compensation or other amounts payable to the Participant the amount of any taxes required to be withheld with respect to any other amounts under the Plan by any federal, state or local government.

Section 11. Applicable Law.

This Plan shall be construed and enforced in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

Section 12. Administration and Interpretation.

The Plan will be administered by the Committee. The Committee shall not make any substantive changes to the Compensation set forth in this Plan without the approval of the Board. The Committee will have broad authority to adopt rules and regulations relating to the Plan and make decisions and interpretations regarding the provisions of the Plan. Benefits due and owing to a Participant under the Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Participant who has not received the benefits to which Participant believes himself or herself entitled may file a written claim with the Committee, which shall act on the claim within thirty days. Any decisions or interpretations by the Committee relating to benefits under the Plan shall be binding and conclusive on all affected parties.

Section 13. Code Section 409A.

It is intended that the Compensation granted pursuant to this Plan, other than any Deferred Stock, be exempt from Section 409A of the Code (“Section 409A”) because it is believed the Compensation payable in Cash and Shares should qualify for the short-term deferral exception contained in Treasury Regulation §1.409A-1(b)(4). It also is intended that any Compensation payable in the form of Deferred Stock shall comply with the requirements of Section 409A. The provisions of the Plan shall be interpreted in a manner consistent with the foregoing intentions.

The Committee, in its sole discretion, and without the consent of any Participant or Beneficiary, may amend the provisions of this Plan to the extent that the Committee determines that such amendment is necessary or appropriate in order for the Compensation paid pursuant to the Plan to be exempt from the requirements of Section 409A, or if and to the extent that the Committee determines that the Compensation is not so exempt, to amend the Plan (and any agreements relating to any Compensation) in such manner as the Committee shall deem necessary or appropriate to comply with the requirements of Section 409A.

Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary that the Compensation paid pursuant to this Plan is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that the Participant or Beneficiary may incur in the event that any provision of the Plan or any Compensation agreement, or any amendment or any modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

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EXHIBIT A

DESTINATION XL GROUP, INC.

SEVENTH AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN (THE “PLAN”)

IRREVOCABLE ELECTION AGREEMENT

TO: General Counsel:

I, _____________________________, hereby understand that, if the value of Ownership Shares (as defined in Section 3(e) of the Plan) that I own does not meet the Minimum Ownership Threshold, then I am required to receive 60% of the Retainer (as defined in Section 3(a)(i) of the Plan) in the form of Shares and/or Deferred Stock. Further, I understand that I am able to elect more than the 60% of the Retainer in the form of Shares and/or Deferred Stock. If, after meeting the Minimum Ownership Threshold, the value of the Ownership Shares that I own subsequently falls below the Minimum Ownership Threshold as of the Grant Date, I understand that I will again be required to receive 60% of the Retainer in Shares and/or Deferred Stock until the value of the Ownership Shares that I own meets the Minimum Ownership Threshold (determined as of each Grant Date). In the event that any portion of the Retainer I previously elected to receive in Cash is required to be provided in the form of Required Shares pursuant to the foregoing, such portion shall be paid in the form of Shares (and not in the form of Deferred Stock).

NOTE: You have the opportunity to decide the Compensation Payment Choice of Cash, Shares and/or Deferred Stock, subject to the terms and conditions of the Plan and the 2016 Incentive Compensation Plan. Your selected choice(s) for any given year must equal 100%.

I elect to receive my Compensation (as defined in the Plan) as follows, subject to the terms of the Plan and the 2016 Incentive Compensation Plan:

PLEASE COMPLETE ALL COLUMNS*

Compensation to Which the Election Applies	In Cash	In Shares	In Deferred Stock	TOTAL
60% of Retainer Note - Unless the Minimum Ownership Threshold is met, any Cash portion elected that is needed to satisfy the Required Equity will instead be paid in Shares	_______%	______%	_____% Deliver on 3rd Anniversary of Grant Date if Such Date Occurs Prior to Separation from Service: Yes__ No __ The delivery date will be Separation from Service unless Yes is elected above	100%

	In Cash	In Shares	In Deferred Stock	TOTAL
40% of Retainer	______%	_____%	______% Deliver on 3rd Anniversary of Grant Date if Such Date Occurs Prior to Separation from Service: Yes__ No __ The delivery date will be Separation from Service unless Yes is elected above	100%

	In Cash	In Shares	In Deferred Stock	Total
Board Chair / Lead Director Fee	_______%	______%	______% Deliver on 3rd Anniversary of Grant Date if Such Date Occurs Prior to Separation from Service: Yes__ No __ The delivery date will be Separation from Service unless Yes is elected above	100%
Committee Chair Fee	_______%	______%	______% Deliver on 3rd Anniversary of Grant Date if Such Date Occurs Prior to Separation from Service: Yes__ No __ The delivery date will be Separation from Service unless Yes is elected above	100%

Note that in the case of Deferred Stock actual delivery will be made within thirty (30) days following the applicable delivery date.

* Every row must be completed by each Participant.

I understand and acknowledge that as discussed in Section 4 of the Plan, if the aggregate Required Equity and Discretionary Equity to be granted to all Participants in a quarter exceeds the maximum number of Shares permitted, Shares shall first be allocated to Participants ratably in proportion towards the satisfaction of any Required Equity with any remaining Equity allocated ratably in proportion to the respective Discretionary Equity amounts that would otherwise be payable to the Participant absent such limitation or insufficiency, with the shortfall to be paid in Cash. Notwithstanding any provision of the Plan to the contrary, in the event that an election to have Compensation paid in the form of Deferred Stock is replaced with Cash settlement due to the foregoing limitations, such Cash payment will be made at the time the Deferred Stock would have been delivered had there been sufficient Shares available.

I understand and acknowledge that I may not sell Shares unless the value of Shares that I own exceeds the Minimum Ownership Threshold. If I meet the Minimum Ownership Threshold, I understand and acknowledge that I may sell Shares provided such sales do not result in my no longer meeting the Minimum Ownership Threshold, and that any such sales must be effectuated in compliance with the Company’s Securities Trading Policy then in effect.

I understand and acknowledge that this election is irrevocable. I understand and acknowledge that I must be a Non-Employee Director on the dates each portion of the Compensation is paid/granted in order to qualify for such payment/grant.

I understand and acknowledge that this form is subject to the terms and conditions of the Plan and the 2016 Incentive Compensation Plan and that if there is any conflict between this form or any part of it and the Plan and the 2016 Incentive Compensation Plan, the provisions of the Plan and the 2016 Incentive Compensation Plan shall govern.

I have hereunto set my hand and seal this ____ day of ___________, 202__.

_____________________________ ____________________________

(Signature) (Printed name)

DOCVARIABLE ndGeneratedStamp \* MERGEFORMAT 4890-9734-3873, v. 8